Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces
Closing of Drop Down Assets from Summit Investments
The Woodlands, Texas (March 4, 2016) – Summit Midstream Partners, LP (NYSE: SMLP) announced today that on March 3, 2016 (the “Initial Close”), it closed the previously announced drop down acquisition of substantially all of (i) the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream and Tioga Midstream (collectively, the “Contributed Entities”), each limited liability companies and indirect wholly owned subsidiaries of Summit Midstream Partners Holdings, LLC (“SMP Holdings”) and (ii) SMP Holdings’ 40% joint venture interest in each of Ohio Gathering and Ohio Condensate (collectively with the Contributed Entities, the “2016 Drop Down Assets”) (the “2016 Drop Down”).
In conjunction with Initial Close, SMLP made a $360.0 million cash payment to SMP Holdings, subject to customary working capital and capital expenditure adjustments (the “Initial Payment”). The Initial Payment was funded with proceeds from SMLP’s upsized revolving credit facility, which, by an amendment executed in February 2016, has an increased borrowing capacity of $1.25 billion effected by the closing of the 2016 Drop Down. A final payment will made to SMP Holdings in 2020 (the “Deferred Payment”). The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average adjusted EBITDA of the Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the Drop Down Assets between the Initial Close and December 31, 2019; plus (d) all adjusted EBITDA from the Drop Down Assets between the Initial Close and December 31, 2019.
The terms of the 2016 Drop Down were approved by the board of directors of SMLP’s general partner and by the board of director’s conflicts committee, which consists entirely of independent directors. The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.
Overview of 2016 Drop Down Assets
Summit Midstream Utica, LLC (“Summit Utica”) is a natural gas gathering system located in the Appalachian Basin in southeastern Ohio serving producers targeting the Utica and Point Pleasant shale formations.  The system is currently in service and under development with fourth quarter of 2015 volume throughput of 75 million cubic feet per day (“MMcf/d”). Upon full development, Summit Utica will be composed of 60 miles of low-pressure and high-pressure gathering pipelines and three compressor and dehydration stations with total throughput capacity of 450 MMcf/d.  The Summit Utica system gathers and delivers natural gas, primarily under long-term, fee-based contracts which include acreage dedications.  XTO Energy Inc. serves as the anchor customer on the system.  The system interconnects with Energy Transfer Partners, L.P.’s Utica Ohio River Pipeline.
Ohio Gathering Company, L.L.C. (“Ohio Gathering”) is a natural gas gathering system located in the core of the Utica Shale in southeastern Ohio which is currently in service and under development.  The gathering system, which is currently in service and under development, spans the condensate, rich-gas, and dry-gas windows of the Utica Shale for multiple producers that are targeting natural gas, condensate and NGL production from the Utica and Point Pleasant formations across Harrison, Guernsey, Belmont, Noble, and Monroe counties in Ohio.  Currently, the system is composed of more than 250 miles of low-pressure and high-pressure gathering pipeline and offers throughput capacity in excess of 1.9 Bcf/d.  Condensate and rich gas production is gathered, compressed, dehydrated and delivered to the Cadiz and Seneca processing complexes, which are owned by a joint venture owned between MPLX LP (“MPLX”) and The Energy and Minerals Group (“EMG”).  Dry gas production is gathered, compressed, dehydrated and delivered to a downstream interconnect with TETCO and another third party pipeline.  All gathering services on the Ohio Gathering system are provided pursuant to long-term, fee-based gathering agreements. Gulfport Energy Corporation (“Gulfport”) serves as the anchor customer for Ohio Gathering.  In the fourth quarter of 2015, Ohio Gathering gathered an average of 813 MMcf/d of natural gas. SMLP is acquiring a 40% equity interest in Ohio Gathering; MPLX and EMG own the remaining 60%.
Ohio Condensate Company, L.L.C. (“Ohio Condensate”) is a 23 thousand barrel per day (“Mbbl/d”) condensate stabilization facility located in the core of the Utica Shale in southeastern Ohio.  The facility commenced operations in February 2015 and is underpinned by a long-term, fee-based agreement with Gulfport.  Condensate stabilization

EX 99.1-1

allows for producers to capture the NGLs that would otherwise flash from condensate in atmospheric conditions.  Ohio Condensate is the largest stabilization facility in the Utica Shale and will ultimately serve as the origination point for MPLX’s Cornerstone Pipeline which will deliver condensate to Marathon Petroleum’s refinery in Canton, Ohio.  In the fourth quarter of 2015, Ohio Condensate handled an average of 18 Mbbl/d of condensate. SMLP is acquiring a 40% equity interest in Ohio Condensate; MPLX owns the remaining 60%.
Tioga Midstream, LLC (“Tioga Midstream”) is a crude oil, produced water and associated natural gas gathering system which is currently in service with 73 miles of crude oil gathering pipeline, 83 miles of produced water gathering pipeline and 79 miles of associated natural gas gathering pipeline.  The Tioga Midstream system is located in Williams County, North Dakota and has 20 Mbbl/d of crude oil gathering capacity, 25 Mbbl/d of produced water gathering capacity and 14 MMcf/d of natural gas gathering capacity.  All gathering services on the Tioga Midstream system are provided pursuant to long-term, fee-based gathering agreements with Hess Corp. (“Hess”), which is primarily targeting crude oil production from the Bakken and Three Forks shale formations.  All crude oil, produced water and natural gas gathered on the Tioga Midstream system is delivered to downstream pipelines and disposal wells (for produced water) that are owned and operated by Hess.  In the fourth quarter of 2015, Tioga Midstream gathered an average of 5 Mbbl/d of crude oil, 5 Mbbl/d of produced water, and 7 MMcf/d of natural gas.
Meadowlark Midstream Company, LLC (“Meadowlark Midstream”) is currently composed of two separate gathering systems, including (i) an associated natural gas gathering and processing system located in the DJ Basin serving producers primarily targeting crude oil production from the Niobrara and Codell shale formations in northern Colorado and southern Wyoming (“Niobrara G&P”) and (ii) a crude oil and produced water gathering system located in the Williston Basin serving an independent producer targeting the Bakken and Three Forks shale formations in northwestern North Dakota (“Blacktail”).

•
The Niobrara G&P system is currently in service with 91 miles of low-pressure and high-pressure gathering pipeline and a cryogenic natural gas processing plant with processing capacity of 15 MMcf/d; processing capacity is currently being expanded to 20 MMcf/d. Volume throughput on the Niobrara G&P system averaged 7 MMcf/d in the fourth quarter of 2015.

•
The Blacktail gathering system is currently in service with 53 miles of crude oil gathering pipeline and 96 miles of produced water gathering pipeline.  The Blacktail system is located in Williams County, North Dakota and has 40 Mbbl/d of crude oil throughput capacity and 30 Mbbl/d of produced water throughput capacity.  All gathering services on the Blacktail system are provided pursuant to a long-term, fee-based gathering agreement with an independent producer that is primarily targeting crude oil production from the Bakken and Three Forks shale formations.  Crude oil on the Blacktail system is currently delivered to the COLT rail terminal in Epping, North Dakota and produced water is delivered to third-party disposal wells located throughout Williams County, North Dakota.  In the fourth quarter of 2015, Blacktail gathered an average of 4 Mbbl/d of crude oil and 7 Mbbl/d of produced water.

About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP currently provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado. SMLP also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.

EX 99.1-2

About Summit Midstream Partners, LLC
As of March 2, 2016, Summit Midstream Partners, LLC (“Summit Investments”) beneficially owned a 44.9% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. As of March 2, 2016, an affiliate of Energy Capital Partners II, LLC directly owned a 4.9% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-3